Exhibit 4.10

Novation Agreement

NOVATION AGREEMENT, dated as of the 27th day of May, 2004, by and between Teleglobe Bermuda Holdings Ltd (f/k/a Teleglobe International Holdings Ltd), a Bermuda company (“Assignor” or “Investor Assignee”), Teleglobe International Holdings Ltd, a Bermuda company (“Assignee”) and TLGB Acquisition Ltd. (as successor to TLGB Acquisition LLC) (“Investor Assignor”).

WHEREAS, Assignor is a party to that certain Shareholders’ Agreement, dated as of October 1, 2003, by and among Assignor and certain directors and officers party thereto, as amended by Amendment No. 1 to the Shareholders’ Agreement, dated as of March 26, 2004, by and among Assignor, Investor Assignee and certain directors and officers party thereto (the “Shareholders’ Agreement”);

WHEREAS, Assignor is a party to that certain Repurchase Agreement, dated as of March 26, 2004, by and among Assignor and certain persons listed on the signature pages thereto (the “Repurchase Agreement”), and that certain Repurchase Agreement, dated as of March 26, 2004, by and between Assignor and Gemini Trust (the “Gemini Repurchase Agreement”);

WHEREAS, prior to the merger of a subsidiary of Assignee and ITXC Corp. (“ITXC”) pursuant to the Agreement and Plan of Merger, dated as of November 4, 2003, among Assignor, Assignee (pursuant to a joinder agreement), VEX Merger Subsidiary Corp. (“VEX”) and ITXC, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 6, 2004 among, Assignee, VEX and ITXC, the certain officers (or trusts of which such officers are beneficiaries (the “Trusts”)) party to the Shareholders’ Agreement will exchange their common shares in Assignor for common shares of Assignee on a one-for-one basis;

WHEREAS, Assignor wishes to assign its rights and obligations under the Shareholders’ Agreement, the Repurchase Agreement, and the Gemini Repurchase Agreement to Assignee, and Assignee wishes to assume Assignor’s rights and obligations under the Shareholders’ Agreement, the Repurchase Agreement, and the Gemini Repurchase Agreement;

WHEREAS, Investor Assignor wishes to assign its rights and obligations under the Shareholders’ Agreement and Investor Assignee wishes to assume Investor Assignor’s rights and obligations under the Shareholders Agreement;

WHEREAS, such certain officers or such Trusts party to the Shareholders’ Agreement agree to continue to be subject to all the rights and obligations under the Shareholders’ Agreement as if each of Assignee and Investor Assignee was the original party thereto; and

WHEREAS, such certain persons listed on the signature pages to the Repurchase Agreement and Gemini Trust, with respect to the Gemini Repurchase Agreement, agree to continue to be subject to all the rights and obligations under the

Repurchase Agreement or Gemini Repurchase Agreement, as the case may be, as if Assignee was the original party thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignment. (a) The Assignor hereby assigns, transfers, conveys and delivers to Assignee, effective as of the date hereof, all of Assignor’s rights, title and interest in, to and under the Shareholders’ Agreement, the Repurchase Agreement and the Gemini Repurchase Agreement.

(b) The Investor Assignor hereby assigns, transfers, conveys and delivers to Investor Assignee, effective as of the date hereof, all of Investor Assignor’s rights, title and interest in, to and under the Shareholders’ Agreement.

2. Assumption. (a) The Assignee hereby assumes all the rights, duties and obligations of the Assignor under the Shareholders’ Agreement, the Repurchase Agreement and the Gemini Repurchase Agreement.

(b) The Investor Assignee hereby assumes all the rights, duties and obligations of the Investor Assignor under the Shareholders Agreement.

3. Consent to Assignment. Investor Assignor (or its successor) and the certain officers and Trusts party to the Shareholders’ Agreement consent to the assignment of Assignor’s rights, title and interest in the Shareholders’ Agreement to Assignee and agree to continue to be bound to the rights and obligations thereunder. Assignee and the certain officers and Trusts party to the Shareholders Agreement consent to the assignment of Investor Assignee’s rights, title and interest in the Shareholders Agreement to Investor Assignee and agree to continue to be bound to the rights and obligations thereunder. The certain persons listed on the signature page to the Repurchase Agreement, and Gemini Trust, with respect to the Gemini Repurchase Agreement, consent to the assignment of Assignor’s rights, title and interest in the Repurchase Agreement or Gemini Repurchase Agreement, as the case may be, to Assignee and agree to continue to be bound to the rights and obligations thereunder. The parties hereto hereby agree that, as of the time of the assignment and assumption of the rights and obligations hereunder and thereafter, that each reference in the Shareholders’ Agreement, Repurchase Agreement or Gemini Repurchase Agreement to the “Company” shall mean Assignee and that the investors set forth on Schedule I (and any resulting reference to the Investor or Investors) to the Shareholders Agreement shall be deemed to refer to Investor Assignee and not Investor Assignor.

4. Novation. The parties hereto hereby agree that each of Assignor and the Investor Assignor is released from all rights and obligations under the Shareholders’ Agreement, Repurchase Agreement, and Gemini Repurchase Agreement (in each case to the extent it is a party thereto), and, from and after the assignment and assumption of the rights and obligations hereunder, shall look solely to Assignee or Investor Assignee, as the case may be, for performance of all such rights and obligations.

5. Governing Law. This Novation Agreement shall be governed by, and construed in accordance with, the law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law applicable thereto.

6. Execution in Counterparts. This Assignment Agreement may be executed in counterparts and shall be deemed executed and effective when each party has executed and delivered a counterpart. Each counterpart, when so executed and delivered, shall be deemed to be an original and all counterparts taken together shall constitute one and the same agreement.

7. Further Assurances. The Assignor and Investor Assignor undertakes and agrees to execute all such further instruments, certificates and other documents, and to take all such other actions, as may be reasonably requested by Assignee or Investor Assignee in order to transfer to Assignee or Investor Assignee all of Assignor’s or Investor Assignee’s rights, title and interest in the Shareholders’ Agreement, the Repurchase Agreement and the Gemini Repurchase Agreement.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed and delivered as of the date and year first above written.

ASSIGNOR AND INVESTOR ASSIGNEE:

TELEGLOBE BERMUDA HOLDINGS LTD

By:	/s/ Seth Plattus
	Name:	Seth Plattus
Title:

ASSIGNEE:

TELEGLOBE INTERNATIONAL HOLDINGS LTD

By:	/s/ Gerald Porter Strong
	Name:	Gerald Porter Strong
Title:

INVESTOR ASSIGNOR:

TLGB ACQUISITION LTD

By:	/s/ Seth Plattus
Name:	Seth Plattus
Title:

GEMINI TRUST

By:	ROYAL BANK OF CANADA TRUST COMPANY (BAHAMAS) LIMITED, as Trustee

	By:	/s/ Barbara Carroll
	Name:	Barbara Carroll
	Title:	Sr. Trust Officer

	By:	/s/ Kanderlyn Theophelus
	Name:	Kanderlyn Theophelus
	Title:	Trust Officer

THE WILLETT TRUST

By: Richard David Willett, Sr., as Trustee

/s/ Richard David Willett, Sr.
Richard David Willett, Sr.

/s/ Serge Fortin
Serge Fortin

/s/ Daniel Bergeron
Daniel Bergeron

/s/ Henri Alexandre
Henri Alexandre

/s/ Michel Guyot
Michel Guyot

/s/ Jean-Pierre Gratton
Jean-Pierre Gratton